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EXHIBIT 23.2

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Forefront Venture Partners, L.P.
Santa Clara, California

    We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Avant! Corporation of our report dated February 9, 2001, except for Note 4, as to which the date is March 30, 2001, relating to the financial statements of Forefront Venture Partners, L.P. appearing in Avant! Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
San Jose, California

May 14, 2001

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS